Exhibit 99.1

Contacts:

Investors:	Media:
Anna Marie Dunlap	Robert Jaffe
SVP Investor Relations	Pondel Wilkinson, Inc.
Corinthian Colleges, Inc.	310-279-5969
714-424-2678

CORINTHIAN COLLEGES REPORTS

FISCAL 2009 SECOND QUARTER

New Student Starts Increased 16.2%

Operating Income Up 82.8%

Santa Ana, CA, February 3, 2009 – Corinthian Colleges, Inc. (NASDAQ:COCO) reported financial results today for the second quarter ended December 31, 2008. The results exceeded our previous guidance range for start growth, revenue and earnings per share.

“Our strong second quarter reflects our continued focus on fundamentals – hiring, developing and retaining the best employees, growing enrollment, improving student outcomes, strengthening business processes, and increasing marketing effectiveness,” said Jack D. Massimino, Corinthian’s chief executive officer. “We have reported increased start growth for eleven consecutive quarters, and the resulting rise in student population is leveraging fixed costs. In addition, our marketing initiatives continue to produce an increased number of quality leads at a lower cost. We achieved significant operating margin expansion in the quarter and remain on track to meet or exceed our three-year financial goals.”

“Although difficult to quantify, current trends indicate that the recession has helped increase marketing leads and student enrollment,” Massimino continued. “As unemployment rises, more people seek post-secondary education and training. In addition, the proposed economic stimulus bills under consideration by President Obama and Congress include increased funding for post-secondary students, the unemployed, and dislocated workers. If implemented, we believe these measures could benefit current and prospective students and the Company.”

Comparing the second quarter of fiscal 2009 with the same quarter of the prior year (Data is for continuing operations only, unless otherwise noted. More detail is provided in the “Discontinued operations” section below and in the table which accompanies this release.):

•	Net revenue was $318.3 million versus $270.3 million, up 17.8%.

•	Total student population at December 31, 2008 was 76,165 versus 67,270 at December 31, 2007, an increase of 13.2%.

•	Total student starts were 26,334 versus 22,655, an increase of 16.2%.

•	Operating income was $27.6 million, compared with $15.1 million.

•	Income from continuing operations (after tax) was $15.5 million, compared with $9.5 million. Net loss from discontinued operations was $0.4 million, versus $1.4 million.

•	Diluted earnings per share from continuing operations were $0.18 versus $0.11. The diluted loss per share from discontinued operations was $0.01 for both periods.

Q2 09 Financial Review

Discontinued operations – At December 31, 2007, this item included 12 divested campuses in Canada, which were sold in Q3 08, and the WyoTech Boston campus, which was sold in Q4 08. At December 31, 2008, this item included WyoTech Oakland, which is available for sale; and the Everest campuses in Atlanta, Georgia and Everett and Lynwood, Washington, which have been taught out. In Q2 09, discontinued operations lost $0.4 million, net of taxes.

Educational services expenses were 58.1% of revenue in Q2 09 versus 56.9% in Q2 08. The increase was mainly the result of higher bad debt expense. Bad debt expense was 8.7% of revenue in Q2 09, slightly higher than previous guidance of 8% - 8.5% and up from 5.9% in Q2 08. Excluding bad debt, educational services expenses were 49.3% in Q2 09 versus 51.0% in Q2 08.

Marketing and admissions expenses were 23.1% of revenue in Q2 09 versus 26.9% in Q2 08. The improvement was the result of lower advertising costs, higher lead quality, and increased admissions representative productivity.

General and administrative expenses were 10.1% of revenue in Q2 09 versus 10.6% in Q2 08.

Operating margin – As a result of the factors outlined above, our operating margin from continuing operations was 8.7% in Q2 09 versus 5.6% in Q2 08.

Cash flow from operations, including discontinued operations, was $79.4 million in Q2 09 versus $59.3 million in Q2 08. The increase in cash flow is primarily due to the timing of cash receipts and payments related to working capital, primarily accounts receivable and an increase in net income.

Capital expenditures were $22.1 million in Q2 09 compared with $24.6 million in Q2 08.

Regulatory and Legal Update

We have been informed by the Department of Education’s Office of Inspector General and the U.S. Attorney’s Office for the Southern District of Florida that they are nearly complete with their investigation of our campus in Ft. Lauderdale, Florida, and, on the basis of evidence they have reviewed, they do not anticipate bringing proceedings against the company or any of its subsidiaries. We are pleased with this positive development.

Additionally, with regard to the securities litigation originally filed in 2004 against the Company and certain of its former officers, on January 12, 2009, the U.S. Court of Appeals for the Ninth Circuit denied the plaintiffs’ petition for a rehearing or a rehearing en banc. The plaintiffs have informed us that they will not seek a review by the U.S. Supreme Court, so the Ninth Circuit denial brings this matter to a close.

Guidance

Please note that the following guidance pertains solely to continuing operations, includes stock-based compensation expense and excludes any one-time charges.

Q3 09 – In Q3 09 we expect student start growth of 12% - 14% compared with Q3 08; revenue to range from $329.0 – $334.0 million; and diluted earnings per share to range from approximately $0.22 - $0.24.

Fiscal 2009 – In FY 09 we expect student start growth of 11% - 12% compared with FY 08, up from previous guidance of 8% - 10%. We are increasing revenue guidance from $1.21 – $1.25 billion to $1.26 – $1.27 billion; and increasing diluted earnings per share guidance from $0.58 - $0.63 to $0.66 - $0.70.

Conference Call Today

We will host a conference call today at 12:00 p.m. Eastern Time (9:00 a.m. Pacific Time), for the purpose of discussing second quarter results. The call will be open to all interested investors through a live audio web cast at www.cci.edu (Investor Relations/Webcasts & Presentations) and www.earnings.com. The call will be archived on www.cci.edu after the call. A telephonic playback of the conference call will also be available through 5:00 p.m. ET, Tuesday, February 10, 2009. To hear the replay, dial (888) 286-8010 (domestic) or (617) 801-6888 (international), pass code 56067216.

About Corinthian Colleges, Inc.

Corinthian Colleges is one of the largest post-secondary education companies in North America. The Company’s mission is to prepare students for careers in demand or for advancement in their chosen field. Corinthian offers diploma programs and associate’s, bachelor’s, and master’s degrees in a variety of high-demand occupational areas, including healthcare, business, criminal justice, transportation technology and maintenance, construction trades and information technology. More information can be found on Corinthian’s website at www.cci.edu.

Certain statements in this press release may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995. The Company intends that all such statements be subject to the “safe-harbor” provisions of that Act. Such statements include, but are not limited to, those pertaining to our expectations regarding (i) higher enrollment allowing us to leverage fixed expenses and further expand margins; (ii) the effectiveness of our marketing initiatives; iii) margin expansion and three-year financial goals; iv) the potential impact of a recessionary economy; (v) possible benefits from proposed economic stimulus measures; and (vi) the statements included under the heading “Guidance” above. Many factors may cause the company’s actual results to differ materially from those discussed in any such forward-looking statements or elsewhere, including risks associated with variability in the expense and effectiveness of the company’s advertising and promotional efforts; the uncertain future impact of the company’s new student information system; increased competition; the company’s effectiveness in its regulatory compliance efforts; the outcome of pending litigation against the company; the outcome of ongoing reviews and inquiries by accrediting, state and federal agencies; potential higher bad debt expense or reduced revenue associated with requesting students to pay more of their educational expenses while in school; the potential inability or failure of the Company to employ underwriting guidelines that will limit the risk of higher student loan defaults and higher bad debt expense; changes in general macroeconomic and market conditions (including credit and labor market conditions); and other risks and uncertainties described in the Company’s filings with the U.S. Securities and Exchange Commission. The historical results achieved by the Company are not necessarily indicative of its future prospects. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Corinthian Colleges, Inc.

(In thousands, except per share data)

Consolidated Statements of Operations

	For the three months ended December 31,		For the six months ended December 31,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net revenues	$318,288	$270,253	$607,869	$514,720
Operating expenses:
Educational services	184,802	153,770	361,639	298,374
General and administrative	32,287	28,758	61,625	54,979
Marketing and admissions	73,555	72,600	146,894	139,704

Total operating expenses	290,644	255,128	570,158	493,057

Income from operations	27,644	15,125	37,711	21,663
Interest (income)	(483)	(999)	(932)	(1,847)
Interest expense	797	554	1,541	1,125
Other (income) expense	1,343	(342)	1,558	(988)

Income (loss) before provision for income taxes	25,987	15,912	35,544	23,373
Provision (benefit) for income taxes	10,533	6,385	14,384	9,527

Income from continuing operations	$15,454	$9,527	$21,160	$13,846
Income (Loss) from discontinued operations, net of tax	(374)	(1,415)	(594)	(3,781)

Net income	15,080	8,112	20,566	10,065

Income per share - Basic:
Income from continuing operations	$0.18	$0.11	$0.24	$0.16
Income (loss) from discontinued operations	$—	$(0.01)	$—	$(0.04)

Net income	$0.18	$0.10	$0.24	$0.12

Income per share - Diluted:
Income from continuing operations	0.18	0.11	0.24	0.16
Income (loss) from discontinued operations	(0.01)	(0.01)	—	(0.04)

Net income	0.17	0.10	0.24	0.12

Weighted average number of common shares outstanding:
Basic	85,627	84,898	85,513	84,764
Diluted	86,905	86,350	86,835	86,072

Selected Consolidated Balance Sheet Data

			December 31, 2008	June 30, 2008
			(Unaudited)
Cash, restricted cash, and marketable securities			$57,970	$32,004
Receivables, net (including long term notes receivable)			122,295	132,125
Current assets			228,162	225,472
Total assets			699,146	704,479
Current liabilities			144,653	133,645
Long-term debt and capital leases (including current portion)			37,771	77,608
Total liabilities			252,322	282,457
Total stockholders’ equity			$446,824	$422,022